Exhibit 99.B(d)(92)

INVESTMENT SUB-ADVISORY AGREEMENT

SEI INSTITUTIONAL MANAGED TRUST

AGREEMENT made as of this           day of December, 2006 between SEI Investments Management Corporation (the “Adviser”) and Deutsche Investment Management Americas Inc. (the “Sub-Adviser”).

WHEREAS, SEI Institutional Managed Trust, a Massachusetts business trust (the “Trust”), is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated December 16, 1994 as amended, (the “Advisory Agreement”) with the Trust, pursuant to which the Adviser acts as investment adviser to the series of the Trust set forth on Schedule A attached hereto (the “Fund”), as such Schedule may be amended by mutual agreement of the parties hereto; and

WHEREAS, the Adviser, with the approval of the Trust, desires to retain the Sub-Adviser to provide investment advisory services to the Adviser in connection with the management of the Fund, and the Sub-Adviser is willing to render such investment advisory services.

NOW, THEREFORE, the parties hereto agree as follows:

1.                                       Duties of the Sub-Adviser.  Subject to supervision by the Adviser and the Trust’s Board of Trustees, the Sub-Adviser shall manage all of the securities and other assets of the Fund entrusted to it hereunder (the “Assets”), including the purchase, retention and disposition of the Assets, in accordance with the Fund’s investment objectives, policies and restrictions as stated in the Fund’s prospectus and statement of additional information, in effect as of the date hereof and as amended or supplemented from time to time and furnished to the Sub-Adviser (referred to collectively as the “Prospectus”), and subject to the following:

(a)                                  The Sub-Adviser shall, in consultation with and subject to the written direction of the Adviser, determine from time to time what Assets will be purchased, retained or sold, and what portion of the Assets will be invested or held uninvested in cash.

(b)                                 In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with the Trust’s Declaration of Trust (as defined herein) and the Prospectus and with the written instructions and directions of the Adviser and of the Board of Trustees of the Trust and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986 (the “Code”) applicable to “regulated investment companies” (as defined in Section 851 of the Code), and all other applicable federal and state laws and regulations, as each is amended from time to time.

(c)                                  The Sub-Adviser shall determine the Assets to be purchased or sold as provided in subparagraph (a) and will place orders with or through such persons, brokers or dealers to carry out the policy with respect to brokerage set forth in the Fund’s Prospectus or as the Board of Trustees or the Adviser may direct from time to time, in conformity with all federal securities laws.  Any entity or person associated with the Adviser or the Sub-Adviser that is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Fund to the extent and as permitted by Section 11(a) of the Exchange Act and Rule 11a2-2(T) thereunder and the 1940 Act.  In executing Fund transactions and selecting brokers or dealers, the Sub-Adviser will use its best efforts to seek best execution on behalf of the Assets.  In assessing best execution for any transaction, the Sub-Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis.  In evaluating best execution, and in selecting the broker-dealer to execute a particular transaction, the Sub-Adviser may also consider the brokerage and research services provided (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934 (the “Exchange Act”)).  Consistent with any guidelines established by the Board of Trustees of the Trust and Section 28(e) of the Exchange Act, the Sub-Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Assets which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer — viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Adviser to its discretionary clients, including the Fund.  In addition, the Sub-Adviser is authorized to allocate purchase and sale orders for securities to brokers or dealers (including brokers and dealers that are affiliated with the Adviser, Sub-Adviser or the Trust’s principal underwriter) if the Sub-Adviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms.  In no instance, however, will the Fund’s Assets be purchased from or sold to the Adviser, Sub-Adviser, the Trust’s principal underwriter, or any affiliated person of either the Trust, Adviser, the Sub-Adviser or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the Securities and Exchange Commission (“SEC”) and the 1940 Act.

(d)                                 The Sub-Adviser shall maintain all books and records with respect to transactions involving the Assets required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act.  The Sub-Adviser shall keep the books and records relating to the Assets required to be maintained by the Sub-Adviser under this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser’s services under this Agreement needed by the Adviser to keep the other books and records of the Fund required by Rule 31a-1 under the 1940 Act.  The Sub-Adviser agrees that all records that it maintains on behalf of the Assets are property of the Fund and the Sub-Adviser will surrender promptly to the Fund any of such records upon the Fund’s request; provided, however, that the Sub-Adviser may retain a copy of such records.  In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and shall transfer said records to any successor sub-adviser upon the termination of this Agreement (or, if there is no successor sub-adviser, to the Adviser).

(e)                                  The Sub-Adviser shall provide the Fund’s custodian on each business day with information relating to all transactions concerning the Fund’s Assets and shall provide the Adviser with such information upon request of the Adviser.

(f)                                    The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive and the Sub-Adviser and its affiliates shall be free to render similar services to others, as long as such services do not impair the services rendered to the Adviser or the Trust.  Accordingly, the Adviser acknowledges and understands that the Sub-Adviser and its affiliates perform investment advisory and portfolio management services for various other clients and it is agreed that the Sub-Adviser may give advice and take action with respect to such other funds and other clients or for its own account or for the account of any of its affiliates or for the accounts of any of their clients (collectively, “Other Accounts”) which may differ from the advice or the timing or nature of action taken with respect to the Assets.  Furthermore, the Sub-Adviser shall have no obligation to purchase or sell, or to recommend for purchase or sale for the Assets any security or instrument which the Sub-Adviser or an affiliate may purchase or sell for Other Accounts.

(g)                                 The Sub-Adviser shall promptly notify the Adviser of any financial condition that is likely to impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement.

(h)                                 (i)            Except under the circumstances set forth in subsection (ii), the Sub-Adviser shall not be responsible for reviewing proxy solicitation materials or voting and handling proxies in relation to the securities held as Assets in the Fund.  If the Sub-Adviser receives a misdirected proxy, it shall promptly forward such misdirected proxy to the Adviser.

(ii)                                  The Sub-Adviser hereby agrees that upon 60 days’ written notice from the Adviser, the Sub-Adviser shall assume responsibility for reviewing proxy solicitation materials and voting proxies in relation to the securities held as Assets in the Fund.  All proxies will be voted in accordance with the Sub-Adviser’s written proxy policies and procedures in effect from time to time and as provided to the Adviser.  As of the time the Sub-Adviser shall assume such responsibilities with respect to proxies under this sub-section (ii), the Adviser shall instruct the custodian and other parties providing services to the Assets to promptly forward misdirected proxies to the Sub-Adviser.  The Sub-Adviser shall not be responsible for voting proxies not timely received by the Sub-Adviser.

(i)                                     In performance of its duties and obligations under this Agreement, the Sub-Adviser shall not consult with any other sub-adviser to the Fund or a sub-adviser to a portfolio that is under common control with the Fund concerning the Assets, except as permitted by the policies and procedures of the Fund.  The Sub-Adviser shall not provide investment advice to any assets of the Fund other than the Assets.

(j)                                     On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as Other Accounts, the Sub-Adviser may, to the extent permitted by applicable law and regulations, aggregate the order for securities to be sold or purchased.  In such event, the Sub-Adviser will allocate securities so purchased or sold, as well as the expenses incurred in the transaction, in a manner the Sub-Adviser reasonably considers to be equitable and consistent with its fiduciary obligations to the Fund and to such Other Accounts under the circumstances.

(k)                                  The Sub-Adviser shall provide to the Adviser or the Board of Trustees such periodic and special reports, balance sheets or financial information, and such other information with regard to its affairs as the Adviser or Board of Trustees may reasonably request.  The Sub-Adviser shall also furnish to the Adviser any other information relating to the Assets that is required to be filed by the Adviser or the Trust with the SEC or sent to shareholders under the 1940 Act (including the rules adopted thereunder) or any exemptive or other relief that the Adviser or the Trust obtains from the SEC relating to the Assets.

To the extent permitted by law, the services to be furnished by the Sub-Adviser under this Agreement may be furnished through the medium of any of the Sub-Adviser’s partners, officers, employees or control affiliates; provided, however, that the use of such mediums does not relieve the Sub-Adviser from any obligation or duty under this Agreement.

2.                                       Duties of the Adviser.  The Adviser shall continue to have responsibility for all services to be provided to the Fund pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement; provided, however, that in connection with its management of the Assets, nothing herein shall be construed to relieve the Sub-Adviser of responsibility for compliance with the Trust’s Declaration of Trust (as defined herein), the Prospectus, the written instructions and directions of the Board of Trustees of the Trust, the requirements of the 1940 Act, the Code, and all other applicable federal and state laws and regulations, as each is amended from time to time.

3.                                       Delivery of Documents.  The Adviser has furnished the Sub-Adviser with copies of each of the following documents and agrees during the continuance of this Agreement to furnish the Sub-Adviser copies of any amendments or supplements thereto that would have a material effect on the Sub-Adviser’s rights and obligations under this Agreement at the time such amendments or supplements become effective:

(a)           The Trust’s Agreement and Declaration of Trust, as filed with the Secretary of State of the Commonwealth of Massachusetts (such Agreement and Declaration of Trust, as in effect on the date of this Agreement and as amended from time to time, herein called the “Declaration of Trust”);

(b)           By-Laws of the Trust (such By-Laws, as in effect on the date of this Agreement and as amended from time to time, are herein called the “By-Laws”); and

(c)           Prospectus of the Fund.

4.                                       Adviser Representations and Warranties.  The Adviser represents, warrants and agrees that:

(a)           The Adviser is duly authorized and empowered under the provisions of the Advisory Agreement to execute, deliver and perform this Agreement and that any action taken by the Sub-Adviser in regards to the purchase, retention and disposition of the Assets that is in conformity with the Prospectus and the written instructions and directions of the Adviser and of the Board of Trustees has been duly authorized by the Trust;

(b)           The Fund is a Qualified Institutional Buyer (“QIB”), as such term is defined in Rule 144A(a)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  The Adviser shall promptly notify the Sub-Adviser in writing, if the Fund ceases to be a QIB and further agrees to provide such evidence of its status as a QIB as the Sub-Adviser may reasonably request from time to time;

(c)           The Trust is a qualified eligible person (“QEP”), as such term is defined in Rule 4.7 under the Commodity Exchange Act.  The Adviser consents, on behalf of the Trust, to being treated as a QEP in accordance with such Rule during the term of this Agreement;

(d)           The Adviser has received Part II of the Sub-Adviser’s Form ADV at least 48 hours prior to the date hereof; and

(e)           The Adviser shall notify the Sub-Adviser before or immediately upon the occurrence, or if it knows or has reason to know of the occurrence or likelihood of the occurrence, of any event which causes a change in the representations and warranties in this Section 4 or which (A) makes investments made pursuant to this Agreement unlawful or unsuitable for the Trust or the Fund; or (B) would operate to limit, suspend or terminate the authority of the Adviser.

5.                                       Compensation to the Sub-Adviser.  For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee at the rate specified in Schedule B which is attached hereto and made part of this Agreement.  The fee will be calculated based on the average daily value of the Assets under the Sub-Adviser’s management and will be paid to the Sub-Adviser monthly.  For the avoidance of doubt, notwithstanding the fact that the Agreement has not been terminated, no fee will be accrued under this Agreement with respect to any day that the value of the Assets under the Sub-Adviser’s management equals zero.  Except as may otherwise be prohibited by law or regulation (including any then current SEC staff interpretation), the Sub-Adviser may, in its discretion and from time to time, waive a portion of its fee.

6.                                       Indemnification.  The Sub-Adviser shall indemnify and hold harmless the Adviser from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) arising out of the Sub-Adviser’s willful misfeasance, bad faith or negligence, or to the reckless disregard of its duties under this Agreement; provided, however, that the Sub-Adviser’s obligation under this Paragraph 6 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Adviser, is caused by or is otherwise directly related to the Adviser’s own willful misfeasance, bad faith or negligence, or to the reckless disregard of its duties under this Agreement.

The Adviser shall indemnify and hold harmless the Sub-Adviser from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) arising out of the Adviser’s willful misfeasance, bad faith or negligence, or to the reckless disregard of its duties under this Agreement; provided, however, that the Adviser’s obligation under this Paragraph 6 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Sub-Adviser, is caused by or is otherwise directly related to the Sub-Adviser’s own willful misfeasance, bad faith or negligence, or to the reckless disregard of its duties under this Agreement.

7.                                       Duration and Termination.  This Agreement shall become effective upon approval by the Trust’s Board of Trustees and its execution by the parties hereto.  Pursuant to the exemptive relief obtained in the SEC Order dated April 29, 1996, Investment Company Act Release No. 21921, approval of the Agreement by a majority of the outstanding voting securities of the Fund is not required, and the Sub-Adviser acknowledges that it and any other sub-adviser so selected and approved shall be without the protection (if any) accorded by shareholder approval of an investment adviser’s receipt of compensation under Section 36(b) of the 1940 Act.

This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as continuance is specifically approved at least annually in conformance with the 1940 Act; provided, however, that this Agreement may be terminated with respect to the Assets (a) by the Fund at any time, without the payment of any penalty, on at least 60 days’ prior written notice to the Sub-Adviser, by the vote of a majority of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund, (b) by the Adviser at any time, without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ written notice to the Sub-Adviser, or (c) by the Sub-Adviser at any time, without the payment of any penalty, on 90 days’ written notice to the Adviser.  This Agreement shall terminate automatically and immediately in the event of its assignment, or in the event of a termination of the Advisory Agreement with the Trust.  As used in this Paragraph 7, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act.

8.                                       Compliance Program of the Sub-Adviser.  The Sub-Adviser hereby represents and warrants that:

(a)                                in accordance with Rule 206(4)-7 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Sub-Adviser has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violation by the Sub-Adviser and its supervised persons (as such term is defined in the Advisers Act) of the Advisers Act and the rules the SEC has adopted under the Advisers Act; and

(b)                                 to the extent that the Sub-Adviser’s activities or services could affect the Fund, the Sub-Adviser has adopted and implemented and will maintain written policies and procedures that are reasonably designed to prevent violation of the “federal securities laws” (as such term is defined in Rule 38a-1 under the 1940 Act) by the Fund and the Sub-Adviser (the policies and procedures referred to in this Paragraph 8(b), along with the policies and procedures referred to in Paragraph 8(a), are referred to herein as the Sub-Adviser’s “Compliance Program”).

9.                                       Reporting of Compliance Matters.

(a)                                  The Sub-Adviser shall promptly provide to the Trust’s Chief Compliance Officer (“CCO”) the following documents:

(i)                                     a report of any material violations of the Sub-Adviser’s Compliance Program or any “material compliance matters” (as such term is defined in Rule 38a-1 under the 1940 Act) that have occurred with respect to the Sub-Adviser’s Compliance Program;

(ii)                                  a report of any material changes to the policies and procedures that comprise the Sub-Adviser’s Compliance Program;

(iii)                               a copy of the Sub-Adviser’s chief compliance officer’s report (or similar document(s) which serve the same purpose) regarding his or her annual review of the Sub-Adviser’s Compliance Program, as required by Rule 206(4)-7 under the Advisers Act; and

(iv)                              an annual (or more frequently as the Trust’s CCO may reasonably request) representation regarding the Sub-Adviser’s compliance with Paragraphs 8 and 9 of this Agreement.

(b)                                 Upon reasonable notice, the Sub-Adviser shall also provide the Trust’s CCO with reasonable access, during normal business hours, to the Sub-Adviser’s facilities for the purpose of conducting pre-arranged on-site compliance related due diligence meetings with personnel of the Sub-Adviser.

10.                                 Governing Law.  This Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

11.                                 Severability.  Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

12.                                 Notice.  Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:

To the Adviser at:	SEI Investments Management Corporation One Freedom Valley Drive Oaks, PA 19456 Attention: Legal Department

To the Trust’s CCO at:	SEI Investments Management Corporation One Freedom Valley Drive Oaks, PA 19456 Attention: Russ Emery

To the Sub-Adviser at:	Deutsche Investment Management Americas Inc. 345 Park Avenue, 27th floor New York, NY 10154 Attention: Sunita Advaney Mailstop NYC20-2748

With a copy to:

Legal Department Deutsche Investment Management Americas Inc. 345 Park Avenue, 16th Floor

New York, NY 10154 Attention: Documentation Specialist, Mailstop NYC20-1651

13.                                 Confidentiality.  Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential (i) any “non-public personal information” about any “consumer” or “customer” of another party (as such terms are defined in the Securities and Exchange Commission’s Regulation S-P); (ii) all information, books, records, and data supplied by one party to another party in connection with the negotiation or carrying out of this Agreement; and (iii) any other information reasonably identified as confidential in writing by the party providing the information (collectively referred to as “Confidential Information”).  Each party agrees not to disclose, disseminate or utilize another party’s Confidential Information except: (i) as permitted by this Agreement; (ii) upon the written consent of such party; (iii) when the Confidential Information comes into the public domain through no fault of the party receiving the information; or (iv) as otherwise required or permitted under applicable law.  Further, each party may disclose or provide access to its responsible employees, or other persons providing the services under this Agreement, who reasonably have a need to know and may make copies of Confidential Information only to the extent reasonably necessary to carry out its obligations hereunder or conduct its business as contemplated hereby.

14.                                 Legal Proceedings.  The Sub-Adviser will not advise or act for the Adviser in any legal proceedings, including class actions, involving the Assets or issuers of securities included as part of the Assets or any other matter, but shall continue to monitor, and provide advice with respect to the continued holding or selling of the Assets.

15.                                 Amendment of Agreement.  This Agreement may be amended only by written agreement of the Adviser and the Sub-Adviser and only in accordance with the provisions of the 1940 Act and the rules and regulations promulgated thereunder.

16.                                 Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

In the event the terms of this Agreement are applicable to more than one portfolio of the Trust (for purposes of this Paragraph 16, each a “Fund”), the Adviser is entering into this Agreement with the Sub-Adviser on behalf of the respective Funds severally and not jointly, with the express intention that the provisions contained in each numbered paragraph hereof shall be understood as applying separately with respect to each Fund as if contained in separate agreements between the Adviser and Sub-Adviser for each such Fund.  In the event that this Agreement is made applicable to any additional Funds by way of a Schedule executed subsequent to the date first indicated above, provisions of such Schedule shall be deemed to be incorporated into this Agreement as it relates to such Fund so that, for example, the execution date for purposes of Paragraph 7 of this

Agreement with respect to such Fund shall be the execution date of the relevant Schedule.

17.           Miscellaneous.

(a)                                  A copy of the Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders of the Fund or the Trust.

(b)                                 Where the effect of a requirement of the 1940 Act or Advisers Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

SEI Investments Management Corporation	Deutsche Investment Management Americas Inc.

By:	By:

Name:	Name:

Title:	Title:

By:

Name:

Title:

Schedule A

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Deutsche Investment Management Americas Inc.

As of December    , 2006

SEI INSTITUTIONAL MANAGED TRUST

Real Return Plus Fund

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Deutsche Investment Management Americas Inc.

As of December    , 2006

Pursuant to Paragraph 5, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Managed Trust

The fee for the Real Return Plus Fund will be calculated based on the average daily value of the Assets of the Fund managed by the Sub-Adviser aggregated with the average daily value of the assets of such other SEI mutual funds or accounts with similar mandates as the Sub-Adviser may now or in the future agree to provide investment advisory/sub-advisory services.  The Real Return Plus Fund’s fee will be its pro rata portion of the total fee calculated as set forth below:

x.xx% on the first $50 million of Assets;

x.xx% on the next $50 million of Assets; and

x.xx% on all Assets in excess of $100 million.

Agreed and Accepted:

SEI Investments Management Corporation	Deutsche Investment Management Americas Inc.

By:	By:

Name:	Name:

Title:	Title:

By:

Name:

Title: